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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Dividend Capital Trust Inc.:

We consent to the use of our report dated March 26, 2003 on the consolidated balance sheets of Dividend Capital Trust Inc. and subsidiary as of April 12, 2002 and December 31, 2002, and the related consolidated statements of operations, shareholder's equity (deficit), and cash flows for the period from inception (April 12, 2002) to December 31, 2002 and our reports dated August 15, 2003, November 14, 2003 and November 14, 2002, respectively, on the statements of revenue and certain expenses of the Chickasaw Distribution Facilities located in Memphis, Tennessee, the Mallard Lake Distribution Facility located in Hanover Park, Illinois, and the West by Northwest Distribution Facility located in Houston, Texas, respectively, for the year ended December 31, 2002, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Denver, Colorado
December 2, 2003

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  Exhibit 23.1
Independent Auditors' Consent